Exhibit 99.1

Steinway Announces Conclusion of Evaluation of Strategic Alternatives

For Immediate Release:

WALTHAM, MA — December 26, 2012 - Steinway Musical Instruments, Inc. (NYSE:LVB), one of the world’s leading manufacturers of musical instruments, announced today the conclusion of its previously announced evaluation of strategic alternatives.

In July 2011, after receiving an unsolicited proposal to acquire the Company’s band instrument division, Steinway’s Board of Directors engaged Allen & Company LLC to assist a Special Committee of the Board in evaluating the proposal and other strategic alternatives available to the Company.  As part of that process, the Special Committee evaluated a wide range of alternatives to enhance shareholder value, including a sale of the Company’s band division and a sale of the entire Company.

Over the course of the evaluation process, a broad range of domestic and international industry participants and private equity sources were solicited.  The Special Committee had extensive discussions with several parties and received several non-binding indications of interest related to the sale of the Company.  After careful consideration of the results of the process, the Company’s current business strategy, economic and marketplace considerations and the recommendation of the Special Committee, the Board of Directors has ended the strategic alternatives evaluation process.

The Company previously announced that it had reached an agreement in principle to sell its band instrument division to an investor group led by two current Board members: Dana Messina, former CEO, and John Stoner, Conn-Selmer President.  The Special Committee had extensive negotiations with this investor group.  Upon the recommendation of the Special Committee and in light of current operating performance of the band division, the Board of Directors concluded that entering into a definitive agreement on the terms negotiated with the investor group would not be in the best interests of the Company’s shareholders at this time.  Accordingly, the Company has terminated the agreement in principle and all related discussions with the investor group.

Michael Sweeney, Chairman and CEO, commented, “The Special Committee, with assistance from its financial and legal advisors, considered a number of strategic alternatives.  However, in the end, the Board of Directors concluded that none of the alternatives presented generated shareholder value superior to the value inherent in the Company’s strategic plan. We will continue to focus management’s efforts on execution of that plan and we look forward to a prosperous 2013.”

The Company also previously announced that it entered into a non-binding letter of intent to sell its leasehold interest in the Steinway Hall building on West 57th Street in New York City.  The Company did not reach a definitive agreement with respect to the sale during the exclusivity period under the letter of intent. However, the Company has continued negotiations with the potential buyer and also entered into additional discussions with other parties with respect to the property.  No assurance can be made that a definitive agreement will be reached or that any transaction will be completed.  Discussions regarding a potential transaction involving Steinway Hall are separate from the strategic alternatives evaluation process.

Conference Call

Chairman and CEO Michael Sweeney will host a conference call to further discuss the matters contained in this press release on Wednesday, January 2, 2013, beginning at 5:00 p.m. ET. A live webcast and an archive of the call will be available to all interested parties on the Company’s website, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com